Exhibit 99.1

(1)	On November 18, 2025, TCW Private Asset Income Fund (the “Issuer”) issued 4,995,004.995 shares of Class I common shares of beneficial interest of the Issuer (the “Common Shares”) to AP Talon Holdings, L.P. (“AP Talon”) pursuant to a $50,000,000.00 capital call by the Issuer.

(2)	AP Talon holds securities of the Issuer. AP Talon Holdings GP, LLC (“Talon GP”) serves as the general partner of AP Talon. Apollo Principal Holdings B, L.P. (“Principal Holdings B”) is the sole member of Talon GP. Apollo Principal Holdings B GP, LLC (“Principal Holdings B GP”) is the general partner of Principal Holdings B.

Talon GP, Principal Holdings B, and Principal Holdings B GP each disclaim beneficial ownership of all common shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal office of each of AP Talon, Talon GP, Principal Holdings B, and Principal Holdings B GP is 9 West 57th Street, 41st Floor, New York, New York 10019.